PURCHASE AND SALE OF ASSETS AGREEMENT

        THIS PURCHASE AND SALE OF ASSETS AGREEMENT (the "Agreement") is executed and delivered as of April 1, 1998, between MESA PROCESSING, INC., a Texas corporation ("Buyer"); RECLAMATION TECHNOLOGY MANAGEMENT, INC. d/b/a EFFLUENT TREATMENT SERVICES, INC., a Texas corporation ("Seller") and Don E.
Henley, the sole shareholder of Seller ("Shareholder").

                              W I T N E S S E T H:

        WHEREAS, Seller operates a non-hazardous commercial waste, collection, transportation, reclamation, treatment, processing and disposal business in the North and Central Texas (the "Business");

        WHEREAS, as part of the Business, Seller leases certain improved real property located in Tarrant County, Texas consisting of approximately 7,750 square feet of office and warehouse space (the "Facility");

        WHEREAS, Buyer desires to purchase and acquire certain assets, properties and contractual rights of Seller used in connection with the Business, and Seller desires to sell such assets, properties and contractual rights to Buyer, all in accordance with the terms and conditions set forth in this Agreement;

        WHEREAS, Shareholder holds all of the outstanding capital stock of Seller and Buyer is unwilling to enter into this Agreement without the covenants and promises of Shareholder herein set forth; and

        NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the mutual promises and covenants herein contained and other good and valuable consideration, receive to the full satisfaction of each of them, the parties hereby agree as follows:

                                    ARTICLE I

                                 SALE OF ASSETS

        SECTION 1.1 DESCRIPTION OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, Seller does hereby grant, convey, sell, transfer and assign to Buyer the following assets, properties and contractual rights of Seller, wherever located, subject to the exclusions hereinafter set forth:

               (a) all equipment used or for use in the operations of the Business, including, without limitation, the equipment listed on
        Schedule 1.1(a) attached hereto and made a part hereof (the "Equipment"), other than equipment specifically relating to MIDOS and identified on Schedule 1.2(b) attached hereto;

               (b) all furniture, appliances, business machinery, office equipment and supplies used or for use in the Business, including without limitation, the items listed on Schedule 1.1(b) attached hereto and made a part hereof (collectively, the "Office Furnishings");

               (c) all of the motor vehicles used or for use in the Business, and all radios, attachments, accessories and materials handling equipment now located in or on such motor vehicles (the "Rolling Stock"), as the same are listed and more completely described by manufacturer, model number and model year on Schedule 1.1(c), attached hereto and made a part hereof;

               (d) all manual and automated routing and billing information and components thereof, including without limitation all routing and billing computer hardware, software and programs containing any customer information;

               (e) all contractual rights of Seller with Seller's customers (whether oral or in writing) relating to the conduct of the Business (the "Customer Accounts"), and all commitments, lists, leases, permits, licenses, consents, approvals, franchises and other instruments relating to the Customer Accounts (the "Related Approvals"); a complete and accurate list of the Customer Accounts and the Related Approvals is set forth on Schedule 1.1(e), attached hereto and made a part hereof, and true and complete copies of all Customer Accounts (or descriptions of unwritten arrangements) and Related Approvals shall be delivered to Buyer simultaneously with the execution and delivery of this Agreement;

               (f) all of Seller's inventory of parts, tires, supplies and accessories of every kind, nature and description used or for use in connection with the Business (the "Inventory");

               (g) all right, title and interest of Seller in and to all trade secrets, proprietary rights, symbols, trademarks, service marks, logos and trade names used in the Business, excluding any of the foregoing relating to MIDOS;

               (h) all permits, licenses, franchises, consents and other approvals relating to the Business set forth on Schedule 1.1(h), attached hereto and made a part hereof (the "Permits"), true and complete copies of which are attached to Schedule 1.1(h);

               (i) all of Seller's right, title, estate and interest in and to the lease of the buildings and other improvements comprising the Facility;

               (j) all right, title and interest of Seller in and to the telephone number (817) 429-4039 used by Seller in the conduct of the Business;

               (k) all of Seller's right, title and interest in and to the names "Reclamation Technology Management, Inc." or "Effluent Treatment Services, Inc." and the right to use such names (the "Business Names");

               (l) all of Seller's existing documents, files and other material related to all current or past customers of the Business;

               (m) all of Seller's shop tools, nuts and bolts relating to the Business; and

               (n) all of the goodwill of the Business.

All of the foregoing assets, properties and contractual rights are hereinafter sometimes collectively called the "Assets."

        SECTION 1.2 EXCLUDED ASSETS. The parties agree that there shall be excluded from the Assets the following which are not being sold to Buyer pursuant to this Agreement ( the "Excluded Assets"): (a) all cash on hand and on deposit of Seller, except as set forth in Section 1.5 hereof; (b) all accounts receivable of Seller ("Accounts Receivable") as of the close of business on the date of Closing (hereinafter defined); (c) all real property (whether owned or leased) other than the Facility; (d) all contracts and contract rights and obligations of Seller (whether oral or in writing) other than the Customer Accounts, the leases with respect to the Facility and any other contracts expressly assigned to Buyer hereunder, (e) all commitments, lists, leases, permits, licenses, consents, approvals, franchises and other instruments not relating to the Customer Accounts or the Business; (f) all employment contracts to which Seller is a party or by which Seller is bound; (g) all motor vehicles of Seller that are not Rolling Stock and (h) all proprietary information of Buyer in and to the MIDOS machine and process as more particularly described on
Schedule 1.2(a) attached hereto; (i) any assets or equipment relating to MIDOS as set forth on Schedule 1.2(b) attached hereto.

        SECTION 1.3 NON-ASSIGNMENT OF CERTAIN CUSTOMER ACCOUNTS. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Customer Account shall require the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use its best efforts to obtain the consent of such other party to such assignment to Buyer. If such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such Customer Account. The Buyer shall be entitled to adjust the purchase price set forth in Section 2.1 hereof and enforce for the account and benefit of Buyer, any and all rights of Seller against any other person arising out of the breach or cancellation of any such Customer Account by such other person, or otherwise. Attached hereto as Schedule 1.3 is a list of all Customer Accounts requiring consent to their agreement.

        SECTION 1.4 SELLER ACCOUNTS RECEIVABLE. Buyer shall have no liability or obligation whatsoever to Seller in connection with the Accounts Receivable. However, if Buyer receives any payments which are designated by the customer as being toward such Accounts Receivable, then Buyer shall forward such payments to Seller on a regular basis (but at least monthly), together with an itemized list of the sources thereof. Seller shall not hire an outside agency to collect the Accounts Receivable, take any legal action on the Accounts Receivable or write any threatening letters in an attempt to collect Accounts Receivable for a period of ninety (90) days after the date of Closing. Attached hereto as
Schedule 1.4 is a true and complete list of all Accounts Receivable of Seller as of April 1, 1998.

        SECTION 1.5 PRORATION OF CASH ON HAND. The parties shall prorate, as of the close of business on the date of Closing, all cash on hand or on deposit with Seller consisting of sums paid to Seller pursuant to the advance billing practice of Seller or otherwise representing a prepayment to Seller of services to be rendered after the Closing. Seller shall be entitled to all such sums allocable to services performed on or before the close of business on the date of Closing and Buyer shall be entitled to all such sums allocable to services to be performed thereafter. Buyer and Seller agree that the amount of such prepaid services to be credited to Buyer is $0.00.

        SECTION 1.6 ADJUSTMENTS. The operation of the Business and the income and normal operating expenses attributable thereto through March 31, 1998 (the "Adjustment Date") shall be for the account of Seller and thereafter for the account of Buyer. The expenses to be prorated shall include but not be limited to expenses for goods or services received both before and after the Adjustment Date, power and utilities charges, frequency discounts, commissions, ad valorem taxes, wages, payroll taxes, vacation pay and other fringe benefits of employees of Seller who enter the employment of Buyer, and rents and similar prepaid and deferred items. To the extent that any of the foregoing prorations and adjustments cannot be determined as of the Closing Date, Buyer and Seller shall conduct a final accounting and make any further payments, as required on a date mutually agreed upon, within 90 days after the Closing.

        SECTION 1.7 CHANGE OF NAME. On the date of Closing, Seller shall take all necessary action to change Seller's current Business Names to a name not the same as or similar to Effluent Treatment Services, Inc. or any other symbol, trademark, service mark, logo or trade name now used by Seller. Seller shall, on the date of closing, deliver to Buyer, in form suitable for filing, such certificates, consents and other documents as are necessary to effect the transfer of the registration of the Business Names conveyed by Buyer pursuant to this Agreement in Texas and shall grant any consents and take any other and further action, all at Seller's own expense, requested by Buyer to enable Buyer to reserve or register any such name for use of Buyer in Texas.

                                   ARTICLE II

                                 PURCHASE PRICE

        SECTION 2.1   PURCHASE PRICE.

               (a) Subject to Sections 2.3 below, Buyer shall pay to Seller for the Assets and the restrictive covenants set forth herein up to $2,100,000 (the "Purchase Price").

                (b) The Purchase Price, to the extent payable, shall be payable as follows:

                       (i) on the Closing Date, (A) Buyer shall pay Seller cash in the amount of $750,000, and (B) Buyer shall deliver to Seller that total number of whole shares of common stock, par value $.01 per share ("Parent Stock"), of U S Liquids, Inc., a Delaware corporation and the parent corporation of Buyer ("Parent"), which shall have an aggregate Agreed Value (as defined in Section 2.2 below) of $500,000 calculated in accordance with Section 2.2 below;

                      (ii) on each of the first and the second anniversaries of the Closing Date, Buyer shall pay Seller a cash payment in the amount of $50,000;

                      (iii) on the dates specified and upon satisfaction of the conditions set forth in Section 2.3 below, Buyer shall pay Seller the contingent consideration described therein.

        SECTION 2.2 AGREED VALUE OF PARENT STOCK. For purposes of this Agreement, the "Agreed Value" per share of Parent Stock shall be the average of the closing prices of a share of the common stock of Parent, $.01 par value per share, on the American Stock Exchange as reported in THE WALL STREET JOURNAL for the five trading days immediately preceding the five trading days immediately prior to the date of issuance, adjusted for any stock splits, stock dividends and other capital changes between the first date of the valuation period and the date of issuance. Only whole shares shall be delivered. Any fractional shares resulting from applying the Agreed Value to the amount of consideration payable shall be paid in cash.

        SECTION 2.3   CONTINGENT ADDITIONAL PURCHASE PRICE.

               (a) In addition to the consideration payable pursuant to Section 2.1(b)(i) and 2.1 (b)(ii) above, Buyer would pay to Seller additional consideration in the form of Parent Stock (subject to clause (b) below) for the Assets if the operations arising out of the acquired Assets (collectively, with the assets to be acquired pursuant to Section 2.3(c) below, the "Facility") generate the specified amount of earnings before taxes ("Pre-Tax Earnings") (as defined below), as follows:

                      (i) if the Pre-Tax Earnings from the operation of the
               Facility exceeds $335,000 for either the 1998 or the 1999 fiscal year, but not both, Buyer shall deliver to Seller that number of shares of Parent Stock, which shall have an aggregate value of $375,000 (rounded to the nearest whole share with any resulting fractional shares paid in cash) determined by using the closing price of the Parent Stock, as reported in THE WALL STREET JOURNAL, on the last trading day of applicable calendar year, 1998 or 1999, in which the Pre-Tax Earnings required by this subclause (i) were first achieved; and

                      (ii) if the Pre-Tax earnings from the operation of the
               Assets exceeds $405,000 for the 1999 fiscal year or the 2000 fiscal year, Buyer shall deliver to Seller that number of shares of Parent Stock, which shall have an aggregate value of $375,000 (rounded to the nearest whole share with any resulting fractional shares paid in cash) determined by using the closing price of the Parent Stock, as reported in THE WALL STREET JOURNAL, on the last trading day of applicable calendar year, 1999 or 2000, in which the Pre-Tax Earnings required by this subclause (ii) were first achieved; and

                      (iii) notwithstanding the above and foregoing, the Seller
               shall not be
                entitled to more than one payment under either Section 2.3(a)(i) or (ii). Seller shall be entitled to the maximum compensation under this Section 2.3(a) (i.e. Parent Stock with an aggregate market value of $750,000 at the respective times of issuance) if, and only if, the conditions of both subclause (i) and (ii) of this Section 2.3(a) are satisfied in two separate years.

               (b) Pre-Tax Earnings will be calculated within 60 days after the end of the 1998, 1999 and 2000 fiscal years, respectively, and any payments owed to Seller shall be paid on the date that is 90 days after the end of the 1998, 1999 and 2000 fiscal years, respectively.

               (c) Buyer agrees to make capital expenditures of up to the amounts set forth on Schedule 2.3 attached hereto toward the purchase of the various assets described on such Schedule 2.3 for use at the Facility. Each such purchase shall be subject to the submission of appropriate capital purchase orders in accordance with Buyer's corporate policies. If Buyer fails to make the required capital expenditures prior to December 31, 1998, unless such failure is occasioned by events outside of Buyer's reasonable control or the acts or omissions of Seller or Shareholder, the condition precedent to Seller's entitlement to the contingent consideration set forth in Section 2.3(a)(i) above shall be deemed satisfied. If Buyer has failed to make the required capital expenditures prior to December 31, 1999, unless such failure is occasioned by events outside of Buyer's reasonable control or the acts or omissions of Seller or Shareholder, the condition precedent to Seller's entitlement to the contingent consideration set forth in
        Section 2.3(a)(ii) above shall be deemed satisfied. The parties agree that there shall exist no other state of facts, other than actual satisfaction of such conditions, which shall cause the conditions set forth in Section 2.3(a)(i) or (ii) to be deemed satisfied.

               (d) For purposes of this Agreement, "Pre-Tax Earnings" shall mean the gross revenues derived from the Assets calculated in accordance with generally accepted accounting principles ("GAAP") minus (i) all costs incurred in operating the Facility (including, without limitation, all payroll costs, equipment operating costs, insurance costs, maintenance costs, legal, accounting and other professional fees, all depreciation, depletion and amortization expenses, all selling, general and administrative costs, interest and all other operating expenses); all taxes on operations of the Facility such as franchise taxes, real and personal property taxes, use taxes and sales taxes (but specifically excluding all federal, state (if any) and local income taxes); (iii) reserves for financial assurance, closure and post closure costs and doubtful accounts of the Facility; and (iv) 2% of such gross revenues constituting a charge for corporate overhead. All of the foregoing shall be determined by Buyer in accordance with Parent's past practices and in accordance with GAAP. Corporate overhead charges relating to operations outside the Facility shall not exceed 2% of the gross revenues generated by the operation of the Facility.

                                   ARTICLE III

                                     CLOSING

        SECTION 3.1 TIME AND PLACE OF CLOSING. Unless the parties otherwise agree, this transaction shall be closed simultaneously with the execution and delivery of this Agreement and the other documents and instruments referred to in this Article III (the "Closing"). The Closing shall take place at a location mutually acceptable to Buyer and Seller.

        SECTION 3.2 DELIVERIES BY SELLER AND SHAREHOLDER. At the Closing, Seller and Shareholder shall deliver to Buyer, all duly executed:

               (a)    assignment of leasehold interests to the Facility;

               (b) a General Conveyance, Assignment and Bill of Sale, in form and substance satisfactory to Buyer and Seller, conveying, selling, transferring and assigning to Buyer all of the Assets (the "Bill of Sale");

               (c) motor vehicle Certificates of Title and/or registrations to the Rolling Stock, properly endorsed to Buyer;

               (d) a receipt acknowledging payment by Buyer of the Purchase
        Price;

               (e) fully executed consents to the assignment of the Customer Accounts set forth on Schedule 1.3, if any, in form and substance satisfactory to Buyer;

               (f) the documents evidencing Seller's change of name as required by Section 1.7;

               (g) a certified copy of the resolutions of the shareholders and directors of Seller authorizing the execution of this Agreement, the sale of the Assets to Buyer, and the consummation of the transactions contemplated herein, along with an incumbency certificate of Seller; and

               (h) such other separate instruments of sale, assignment or transfer reasonably required by Buyer.

        SECTION 3.3 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Seller the Purchase Price set forth in Section 2.1(a) and (d) and shall assume all obligations to make rent and other contractual payments arising after the Closing Date under the leases of the Facility. Rent for the month in which the Closing occurs shall be prorated and paid by the respective parties based on the number of days in the month the Facility was occupied by each party. Taxes, assessments and other charges required to be paid by the tenant under the leases, and not paid prior to Closing, shall be prorated between the parties based upon the number of days in the tax year each of Buyer and Seller occupied the Facility.

                                   ARTICLE IV

                       COVENANTS OF SELLER AND SHAREHOLDER

        SECTION 4.1 USE OF BUSINESS NAMES. Seller and Shareholder covenant not to use the Business Names or any similar names from and after the close of business on the date of Closing.

        SECTION 4.2 TRANSITION. Neither Seller nor Shareholder will take any action that is designed or intended to have the effect or discouraging any customer or business associate of Seller from maintaining the same business relationships with Buyer after the Closing that it maintained with Seller before the Closing. Seller and Shareholder will refer all customer inquiries relating to the Business to Buyer from and after the Closing. Further, Seller and Shareholder agree that until December 31, 2000, they will, without additional consideration, assist Buyer with the orderly transition of the operations of the Business from Seller to Buyer. Such assistance shall include, without limitation, Seller and Shareholder assisting Buyer to obtain contacts with Seller's current customers, routing transition activities and development of sufficient information to allow Buyer to compile accurate customer billings.

        SECTION 4.3 SURVIVAL. Each of the covenants set forth in this Article IV shall survive the Closing and the transfer of the Assets.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                            OF SELLER AND SHAREHOLDER

        SECTION 5.1 Seller and Shareholder, jointly and severally, represent and warrant to Buyer that:

               (a)    AUTHORITY.

                      (i) Seller is a corporation duly formed, validly existing
               and in good standing under the laws of the State of Texas. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Seller and Shareholder with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, the articles of incorporation or bylaws of Seller, or any instruments or other agreement to which Seller or Shareholder are a party or by which Seller or Shareholder are bound. This Agreement constitutes a valid obligation of Seller and Shareholder enforceable against Seller and Shareholder in accordance with its terms except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors.

                      (ii) Shareholder is competent, under no duress or legal
               restraint, and has all necessary authority to enter into this Agreement, perform his obligations hereunder and consummate the transactions contemplated hereby.

                      (iii) All of the issued and outstanding shares of Seller
               are owned of record and beneficially by Shareholder, free and clear of all liens, security interests and encumbrances whatsoever.

               (b) COMPLIANCE WITH LAW. Neither Seller nor the Shareholder is in default under any applicable federal, state or local laws, statutes, ordinances, permits, licenses, orders, approvals, variances, rules or regulations or judicial or administrative decisions ("Applicable Laws") which would have an adverse effect upon the Assets or the Business. Seller has been granted all licenses, permits, consents, authorizations and approvals from federal, state and local government regulatory bodies necessary or desirable to carry on the Business, all of which are currently in full force and effect. Each of the Assets complies in all respects with all federal, state and local laws, statutes, ordinances, permits, licenses, approvals, rules and regulations applicable thereto.

               (c) EQUIPMENT. Listed on Schedule 1.1(a) hereto is a complete and accurate list of all equipment used or for use in connection with the Business. Each piece of Equipment is in good working order and repair.

               (d) OFFICE FURNISHINGS. Listed on Schedule 1.1(b) is a complete and accurate list of all Office Furnishings. All items of Office Furnishings are in good working order and repair.

               (e) ROLLING STOCK. Listed on Schedule 1.1(c) hereto is a complete and accurate list of all Rolling Stock. Each motor vehicle, attachment, accessory and piece of materials handling equipment comprising the Rolling Stock is in good working order and repair.

               (f) CUSTOMER ACCOUNTS. Listed on Schedule 1.1(d) hereto is a complete and accurate list of the Customer Accounts as of the date hereof. Except as set forth on Schedule 1.3, all Customer Accounts are (and will be immediately following the Closing) in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions, and Seller is not in default in, nor has there occurred an event or condition (including Seller's execution and delivery of or performance under this Agreement) which with the passage of time or the giving of notice (or both) would constitute a default, with regard to the payment or performance of any obligation under any Customer Account; no claim of such a default has been asserted and there is no reasonable basis upon which such a claim could validly be made. Neither Seller nor Shareholder has received any notice that any person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any Customer Account. By virtue of the grant, conveyance, sale, transfer and assignment of the Customer Accounts by Seller to Buyer hereunder, Buyer shall own and hold all right, title and interest of Seller in and to the Customer Accounts, without the consent or approval of any other person or entity.

               (g) TITLE TO THE PERSONAL PROPERTY. Seller has good and marketable title to all of the Assets constituting personal property, free and clear of all liens, encumbrances, security interests, equities or restrictions whatsoever and, by virtue of the grant, conveyance, sale, transfer, and assignment of the Assets hereunder, Buyer shall receive good and marketable title to all of the Assets constituting personal property, free and clear of all liens, lease payments (including lease-end buy-out payments), encumbrances, security interests, equities or restrictions whatsoever. The Assets include all of the permits, licenses, franchises, consents and other approvals necessary or desirable to conduct the Business.

               (h) TITLE TO REAL PROPERTY. Seller has never owned, leased or otherwise occupied, had an interest in or operated any real property other than the Facility. Seller has good, leasehold title to the Facility. Attached hereto as Schedule 5.1(h) are true and complete copies of the leases of the Facility. Except as set forth on Schedule 5.1(h):

                      (i) The Facility is, and at all times during operation of
               the Business has been, fully licensed, permitted and authorized for the operation of the Business under all Applicable Laws relating to the protection of the environment, the Facility and the conduct of the Business thereon (including, without limitation, all zoning restrictions and land use requirements).

                      (ii) The Facility is usable for its current uses and can
               be used by Buyer after the Closing for such uses without violating any applicable law or private restriction, and such uses are legal conforming uses. There are no proceedings or amendments pending and brought by or, to the best of Seller's knowledge, threatened by, any third party which would result in a change in the allowable uses of the Facility or which could modify the right of Buyer to use the Facility for its current uses after the Closing Date.

                      (iii) Shareholder and Company have made available to Buyer all engineering, geologic and other similar reports, documentation and maps relating to the Facility in the possession or control of Seller.

                      (iv) Neither Seller, Shareholder nor the Facility now is
               or ever has been involved in any litigation or administrative proceeding seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws relating to the environment.

               (i) LITIGATION. Except as set forth on Schedule 5.1(i) hereof, there is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or threatened against Seller or Shareholder, or involving the Assets or the Business, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority. Neither Seller nor Shareholder has received any notice of any of the above and no facts or circumstances exist which would, with the passage of time or giving of notice (or both), give rise to any of the above.

               (j) EMPLOYEES. Attached as Schedule 5.1(j) hereof is a complete list of all employees of Seller and their respective rates of compensation (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively) as of the date of Closing. Each employee is an employee at will and there are no collective bargaining agreements affecting any employee of Seller. Buyer shall not be obligated to hire any of Seller's employees.

               (k) EMPLOYEE RELATIONS AND BENEFIT PLANS. Set forth on Schedule 5.1(k) is an accurate and complete list of all agreements of any kind between Seller and its employees or group of employees, including, without limitation, employment agreements, collective bargaining agreements and benefit plans. Buyer shall not, by the execution and delivery of this Agreement or otherwise, become obligated to or assume any liabilities or contractual obligations with respect to any employee of Seller or otherwise become liable for or obligated in any manner (contractual or otherwise) to any employee of Seller, including, without limiting the generality of the foregoing, any liability or obligation pursuant to any collective bargaining agreement, employment agreement, or pension, profit sharing or other employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained by Seller or to which Seller contributes or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by Seller.

               (l) FINANCIAL STATEMENTS. Attached hereto as Schedule 5.1(l) are copies of Seller's balance sheet as of December 31, 1997, and a statement of income, cash flow and retained earnings for the year ended December 31, 1997, and Seller's balance sheet as of March 31, 1998 (the "Balance Sheet Date"), and a statement of income, cash flow and retained earnings for the three-month period then ended (the "Financial Statements"). The Financial Statements (including any footnotes thereto) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated. The Financial Statements (including all footnotes thereto) are true, complete and correct and present fairly the financial condition and the results of the operations of Seller for the period indicated thereon. All reserves for contingent risks have been estimated in accordance with GAAP and are appropriate and sufficient to cover all costs reasonably expected to be incurred from such risks. The Financial Statements are consistent with the books and records of Seller (which books and records are correct and complete.

               (m) TAXES. No federal, state, local or other tax returns or reports filed by Seller (whether filed prior to, on or after the date hereof) with respect to the Business or the Assets will result in any taxes, assessments, fees or other governmental charges upon the Assets or Buyer, whether as a transferee of the Assets or otherwise. All federal, state and local taxes due and payable with respect to the Business or the Assets have been paid, including, without limiting the generality of the foregoing, all federal, state and local income, sales, use franchise, excise and property taxes.

               (n) HAZARDOUS MATERIALS. Neither Seller nor Shareholder has ever generated, transported, stored, handled recycled, reclaimed, disposed of, or contracted for the disposal of, hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances, infectious or medical waste, radioactive waste or sewage sludges as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Atomic Energy Act of 1954; the Toxic Substances Control Act; the Occupational Health and Safety Act; any comparable or similar Texas statute; or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been from time to time amended (collectively, "Hazardous Materials"). Seller has never owned, operated, had an interest in, engaged in and/or leased a waste transfer, recycling, treatment, storage or disposal facility, business or activity other than the Business. Seller has obtained and maintained all necessary trip tickets, signed by the applicable waste generators, and other records demonstrating the nature of the waste transported in connection with the Business. No employee, contractor or agent of Seller has, in the course and scope of employment with Seller, been harmed by exposure to Hazardous Materials. Seller has no direct or contingent liability or obligation for or in connection with any claimed release, discharge or leak of any substance onto the Facility or into the environment. Further, no portion of the Facility is listed on the CERCLA list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by the State of Texas. Attached hereto as Schedule 5.1(n) is a complete list of the names and addresses of all disposal sites at any time now or in the past utilized by Seller, none of which sites is listed on the CERCLA list or the National Priorities List of Hazardous Waste Sites or any comparable Texas list. Neither Seller, Shareholder nor the Facility is listed as a potentially responsible party under CERCLA or any comparable or similar state statute; neither Seller nor Shareholder has received any notice of such a listing; and neither Seller nor Shareholder knows of any facts or circumstances which could give rise to such a listing.

               (o) GOVERNMENT NOTICES. Seller has delivered to Buyer, a description and copies, as of the date of this Agreement, of all notifications, filed or submitted, or required to be filed or submitted, to governmental agencies and of all material notifications from such governmental agencies relating to Seller and the Assets or relating to the discharge or release of materials into the environment or otherwise relating to the protection of the public health or the environment.

               (p) ABSENCE OF PRICE RENEGOTIATION CONTRACTS. Seller is not now nor has ever been a party to any governmental contracts subject to price redetermination or renegotiation.

               (q) GROSS REVENUES. The gross revenues generated by the Business for the 12-month period immediately preceding the month in which the Closing occurs were $483,062.

               (r) UNDERGROUND STORAGE TANKS. Except for the Facility, Seller has never owned, leased or operated any real estate having any underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 and/or other applicable federal, state or local laws, rules and regulations and requirements. Set forth on Schedule 5.1(r) is a list of all above and below ground tanks located on the Facility, each of which are being used and maintained in accordance with Applicable Laws.

               (s) COMPLETENESS OF DISCLOSURE. This Agreement and the Schedules hereto and all other documents and information furnished to Buyer and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If Seller or Shareholder become aware of any fact or circumstance which would change a representation or warranty of Seller or Shareholder in this Agreement, the party with such knowledge shall immediately give notice of such fact or circumstance to Buyer. However, such notification shall not relieve Seller or Shareholder of their obligations under this Agreement, and at the sole option of Buyer, the truth and accuracy of any and all warranties and representations of Seller and Shareholder at the date of this Agreement shall be a precondition to the consummation of this transaction.

        SECTION 5.2 SURVIVAL. Each of the representations and warranties set forth in this Article V shall survive the Closing and the transfer of the Assets.

                                   ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

        SECTION 6.1 Buyer and Parent represent and warrant to Seller and Shareholder that:

        (a) CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        (b) AUTHORIZATION. Buyer and Parent each have all requisite corporate power and corporate authority to enter into this Agreement, perform its respective obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Buyer and Parent with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, Buyer's Articles of Incorporation or Bylaws or any other agreement or instrument to which Buyer or Parent is a party or by which Buyer or Parent is bound. All necessary corporate action has been taken by Buyer and Parent with respect to the execution and delivery of this Agreement, and this Agreement constitutes a valid obligation of Buyer and Parent enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors.

        (c) PARENT STOCK. The Parent Stock to be delivered to Seller in connection with this Agreement, when delivered in accordance with the terms of this Agreement, will constitute valid and legally issued shares, fully paid and nonassessable, and will be registered and free from any restriction on transfer other than restrictions imposed by the Securities Act of 1993, as amended, or the regulations promulgated thereunder.

        SECTION 6.2 SURVIVAL. Each of the representations and warranties set forth in this Article VI shall survive the Closing and the transfer of the Assets.

                                   ARTICLE VII

                                 NONCOMPETITION

        SECTION 7.1 NONCOMPETITION COVENANTS. Seller and Shareholder, jointly and severally, agree that for a period of ten years following the date of Closing, neither of them shall directly or indirectly, through a subsidiary or affiliate, without the prior express written consent of Buyer:

                (i) engage, whether as a corporation on its own account, or as an officer, director, shareholder, owner, partner, joint venturer, investor, agent, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in the business of: siting, developing, constructing, permitting or operating a facility for the processing, treatment or disposal of non-hazardous liquid waste (including, without limitation, waste oil, waste water, grease trap waste, grit trap waste and oil contaminated water); siting, developing, constructing, permitting or operating a facility for the processing, treatment and disposal of non-hazardous oilfield waste (including, without limitation, chlorides, heavy metals, cuttings, contaminated soils, drilling fluids and pit sludges); and transportation or collection of any such materials, in each case within a radius of 200 air miles of Seller's facilities in Haltom City, Texas (the "Territory");

               (ii) call upon any person who is, at that time, within the Territory, an employee of Buyer in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Buyer;

               (iii) call upon any person or entity which is, at that time, or which has been, within two years prior to that time, a customer of Seller or Buyer, as the case may be, within the Territory for the purpose of: siting, developing, constructing, permitting or operating a facility for the processing, treatment or disposal of non-hazardous liquid waste (including, without limitation, waste oil, waste water, grease trap waste, grit trap waste and oil contaminated water); siting, developing, constructing, permitting or operating a facility for the processing, treatment and disposal of non-hazardous oilfield waste including, without limitation, chlorides, heavy metals, cuttings, contaminated soils, drilling fluids and pit sludges); and transportation or collection of any such materials, in each case within the Territory;

               (iv) call upon any prospective acquisition candidate, on their own behalf or on behalf of any competitor, which candidate was either called upon by Seller or Shareholder or for which Seller or Shareholder made an acquisition analysis for Seller or Buyer;

               (v) disclose the identity of Buyer's customers, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever; or

               (vi) promote or assist, financially or otherwise (including, without limitation, lending, guaranteeing loans or otherwise providing financial assurance in any way), any person, firm, partnership, corporation or other entity whatsoever to do any of the above.

        Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Seller or Shareholder from (i) marketing or selling MIDOS technology or consulting with other companies in the use of the MIDOS technology, provided that no such activities targeted to businesses in the waste treatment industry will take place within the Territory, nor will any such activities be reasonably likely to have an adverse effect on the Business or the operations of the Facility, and (ii) acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

        SECTION 7.2 INJUNCTIVE RELIEF. Because of the difficulty of measuring economic losses to Buyer as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to Buyer for which it would have no other adequate remedy, Seller and Shareholder agree that, in the event of breach by any of them of the foregoing covenant, the covenant may be enforced by Buyer by, without limitation, injunctions and restraining orders.

        SECTION 7.3 REASONABLENESS OF COVENANTS. It is agreed by the parties that the foregoing covenants in this Article VII impose a reasonable restraint on Seller and Shareholder in light of the activities and business of the Buyer on the date of the execution of this Agreement and future plans of the Buyer.

        SECTION 7.4 SEVERABILITY OF COVENANTS. The covenants in this Article VII are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenants. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

        SECTION 7.5 INDEPENDENT COVENANTS. All of the covenants in this Article VII shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Seller or Shareholder against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants. It is specifically agreed that the duration of the noncompetition covenants stated above shall be computed by excluding from such computation any time during which Seller or Shareholder is in violation of any provision of this Article VII.

        SECTION 7.6 MATERIALITY. Seller and Shareholder hereby agree that the foregoing noncompetition covenants are a material and substantial part of this transaction.

                                  ARTICLE VIII

                 NON-ASSUMPTION OF LIABILITIES; INDEMNIFICATION

        SECTION 8 NON-ASSUMPTION OF LIABILITIES. Except as explicitly set forth in Section 8.2 below, Buyer shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for or incur any liability or obligation of any nature of Seller or Shareholder whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, including, without limiting the generality of the foregoing, any liability or obligation arising out of or relating to: (a) any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior to the date of this Agreement and which constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default under any lease, contract, or other instrument or agreement whether written or oral); (b) any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, or any other theory; (c) a violation of the requirements of any governmental authority or of the rights of any third person, including, without limitation, any requirements relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise or property tax liabilities of Seller or

Shareholder; (d) the generation, collection, transportation, storage or disposal by Seller or Shareholder of any materials, including, without limitation, hazardous materials; (e) an agreement or arrangement between Seller and the employees of Seller or Shareholder or any labor or collective bargaining unit representing any such employees; (f) the severance pay obligation of Seller or any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained or sponsored by Seller or Shareholder or to which Seller or Shareholder contributes or any contributions, benefits or liabilities therefor or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by Seller or Shareholder; (g) the debts of Seller or Shareholder; (h) any litigation against Seller or Shareholder, whether or not listed on Schedule 5.1(h); (i) any liability, obligation cost or expense related to the Facility related to the time prior to the Closing Date, including, without limitation, the environmental condition thereof; and (k) the liabilities or obligations or Seller or Shareholder for brokerage or other commissions relative to this Agreement or the transactions contemplated hereunder. Seller and Shareholder each agree to indemnify Buyer, its successors and assigns from and against all of the above liabilities and obligations in accordance with
Section 8.3 below.

        SECTION 8.2 ASSUMPTION OF SPECIFIC LIABILITIES. Buyer agrees to perform all of Seller's contractual obligations related to the Customer Contracts and the leases of the Facility to the extent, and only to the extent, such obligations first mature and are required to be performed after the close of business on the Closing Date.

        SECTION 8.3 INDEMNIFICATION BY SELLER AND SHAREHOLDER. Notwithstanding investigation at any time made by or on behalf of Buyer, Seller and Shareholder, jointly and severally, agree to defend, indemnify and hold harmless Buyer, its officers, shareholders, directors, divisions, subdivisions affiliates, parent, employees, agents, successors, assigns and the Assets from and against all losses, claims, actions, causes of action, damages, liabilities, expenses and other costs of any kind or amount whatsoever (including, without limitation, reasonable attorneys' fees), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, which result, either before or after the date of this Agreement, from:

                (a) inaccuracy in any representation or warranty made by Seller or Shareholder in this Agreement;

                (b) breach of any representation or warranty under this Agreement by Seller or Shareholder;

                (c) failure of Seller or Shareholder duly to perform and observe any term, provision, covenant, agreement or condition under this Agreement;

                (d) liability of Seller or Shareholder imposed upon Buyer (including, without limitation, all liability for the generation, collection, transportation, storage or disposal of any materials, including, without limitation, Hazardous Materials, whether or not disclosed on Schedule 5.1(n) hereof);

                (e) misrepresentation in or omission from any Schedule to this Agreement;

                (f) liability of Seller or Shareholder imposed upon Buyer as a result of Seller's failure to comply with any applicable bulk transfer law;

                (g) liability of Seller or Shareholder resulting from one or more pending or threatened lawsuits whether or not listed on Schedule 5.1(i);

                (h) liability of Seller or Shareholder to creditors of Seller or Shareholder which is imposed on Buyer whether as a result of bankruptcy proceedings or otherwise and whether as a result of bankruptcy proceedings or otherwise and whether as an account payable by Seller or Shareholder or as a claim of alleged fraudulent conveyance or preferential payments within the meaning of the United States Bankruptcy Code or otherwise; and

                (i) the existence of creditors of Sellers which are not disclosed to Buyer;

                (j) any of the matters described in Section 8.1(a) - (k) hereof; and

                (k) any claim by a third party that, if true, would mean that a condition for indemnification set forth in this Section 8.3 had been satisfied.

Buyer shall be deemed to have suffered such loss, claim, action, cause of action, damage, liability, expense or other cost, or to have paid or to have become obligated to pay any sum on account, of, the matters referred to in subparagraphs (a) - (l) of this Section 8.3 if the same shall be suffered, paid or incurred by Buyer or any parent, subsidiary, affiliate, or successor of Buyer. The amount of the loss, claim, action, cause of action, damage, liability, expense or other cost deemed to be suffered, paid or incurred by Buyer shall be an amount equal to the loss, claim, action, cause of action, damage, liability, expense or other cost suffered, aid or incurred by such parent, subsidiary, affiliate, or successor.

        SECTION 8.4 PROCEDURE FOR INDEMNIFICATION. Promptly after a party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person" or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to this Agreement (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding (the "Notice"). The Notices shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party, after receipt of the Notice, shall defend and settle, at its own expense and by its own counsel, each such matter so long as the Indemnifying Party pursues the same diligently and in good faith and the claim does not involve injunction or equitable relief or involve criminal penalties. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense, provided that the Indemnifying Party's counsel shall always be lead counsel and shall determine all litigation and settlement steps, strategy and the like. After the Indemnifying Party has received the Notice, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses, out-of-pocket and allocable share of employee compensation incurred in connection with such participation for any employee whose participation is so requested. The foregoing notwithstanding, if the Indemnifying Party fails diligently to defend any such matter to which the Indemnified Party is entitled to indemnification hereunder or if the claim involves criminal penalties, the Indemnified Party may undertake such defense through counsel of its choice and at the Indemnifying Party's expense. In each case where the Indemnifying Party is obligated to pay the costs and expenses of the Indemnified Party, the Indemnifying Party shall pay the costs and expenses of the Indemnified Party as such costs and expenses are incurred. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim.

                                   ARTICLE IX

                        NONDISCLOSURE AND CONFIDENTIALITY

        SECTION 9.1 NONDISCLOSURE AND CONFIDENTIALITY AGREEMENT. Buyer agrees not to disclose to any other person, corporation, or entity any information relating to the MIDOS machine or process, except for information that is or becomes generally known or in the public domain or with respect to which, based on an opinion of its legal counsel, it is compelled to produce by court order or other legal process. Buyer shall take all reasonable action necessary to prevent any of its employees, representatives and agents (other than Shareholder or his affiliates) from disclosing any confidential information related to the MIDOS machine and process. Buyer shall not use the MIDOS technology in any way without the express permission of Shareholder. Buyer acknowledges that the MIDOS technology is a trade secret of Shareholder.

        SECTION 9.2 DAMAGES. Buyer agrees that it shall be responsible for any damages to Seller and Shareholder that result from any disclosure of the MIDOS technology by Buyer.

        SECTION 9.3 INJUNCTIVE RELIEF. Because of the difficulty of measuring economic losses to Seller and Shareholder as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to Seller and Shareholder for which it would have no other adequate remedy, Buyer agrees that, in the event of breach by any of them of the foregoing covenant, the covenant may be enforced by Seller and Shareholder by, without limitation, injunctions and restraining orders.

        SECTION 9.4 SURVIVAL. The representations and warranties set forth in this Article IX shall survive the Closing.

        SECTION 9.5 OBLIGATIONS OF SELLER AND SHAREHOLDER. Seller and Shareholder jointly and severally agree that they shall take all reasonable actions and precautions to protect their proprietary information relating to the MIDOS technology, including without limitation, maintaining all records, prototypes and other materials of a confidential nature in a secure location away from the Facility, disclosing confidential information only to persons with a need to know such information and only if such persons are obligated to retain such information in confidence. Seller shall not disclose any confidential information regarding the MIDOS technology to any employee, representative or agent of Buyer without providing Buyer with written notice of such disclosure to enable Buyer to fulfill its obligations under this Article IX.

        SECTION 9.6 INDEPENDENT COVENANTS. All of the covenants in this Article IX shall be construed as an agreement independent of any other provisions of this Agreement and the existence of any claim or cause of action of Buyer against Seller or Shareholder, whether predicated on this Agreement or otherwise (except for any claims of Seller's or Shareholder's breach of Section 9.5 above), shall not constitute a defense to the enforcement by Shareholder or Seller of this Article IX.

                                    ARTICLE X

                                MIDOS TECHNOLOGY

        SECTION 10.01 RIGHT OF FIRST REFUSAL. Seller and Shareholder shall grant to Buyer a right of first refusal for the period beginning on the date hereof and ending at 11:59 p.m. on December 31, 2000. In the event Seller and/or Shareholder receives an offer to purchase the MIDOS machine and/or technology, the Seller and/or Shareholder must promptly submit to Buyer a written notification of such offer setting forth all of the terms of the proposed sale. The Buyer shall have the irrevocable right and option to purchase the MIDOS machine and technology, including without limitation all records, prototypes, drawings and other information pertaining thereto, on the same terms as are applicable to the offer. Buyer may exercise this right and option by notifying Seller and/or Shareholder in writing of its election within 45 days after Buyer receives the written offer. If Buyer does not notify Seller and/or Shareholder within such 45 day period, the sale to the offering third party may be consummated, provided that such sale must take place within a 60 day period after lapse of the option period, and must be consummated pursuant to the same terms as were set forth in the offer notice.

        SECTION 10.02 NO MARKETING TO WASTE TREATMENT COMPANIES. Seller and/or Shareholder shall not market the MIDOS machine and/or technology to other waste treatment companies until after December 31, 2000.

        SECTION 10.03 RIGHT TO SELL TO UNRELATED INDUSTRIES. Seller and/or Shareholder will retain the right to sell the MIDOS machine and/or technology to persons in industries unrelated to waste treatment. In the event Seller and/or Shareholder sells the MIDOS machine and/or technology to a purchaser in an unrelated industry, Seller and/or Shareholder shall obtain an agreement from the purchaser that they will not market or sell the MIDOS machine and/or technology to a waste treatment company until after December 31, 2000.

                                   ARTICLE XI

                  FEDERAL SECURITIES ACT RESTRICTIONS ON STOCK

        SECTION 11.1 REGISTERED STOCK. Parent represents and warrants to Seller and Seller acknowledges that all of the shares of Parent Stock to be delivered to Seller pursuant to this Agreement will be registered under the Securities Act of 1933, as amended (the "Act") prior to delivery to Seller.

        SECTION 11.2 GENERAL LEGEND. All Parent Stock shall bear the following legend:

               THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF RULE 145(D) PROMULGATED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER WITHOUT COMPLIANCE WITH SAID RULE.

        SECTION 11.3 COMPLIANCE WITH LAW. Seller covenants, warrants and represents that none of the shares of Parent Stock will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except in full compliance with the Act and the rules and regulations promulgated thereunder.

                                   ARTICLE XII

                                     GENERAL

        SECTION 12.1 FURTHER ASSURANCE. From time to time after the Closing, Seller and Shareholder will, without further consideration, execute and deliver such other instruments of conveyance and transfer, and take such other action as Buyer reasonably may request to more effectively convey and transfer to and vest in Buyer and to put Buyer in possession of the Assets to be transferred hereunder, and in the case of contracts and rights, if any, which cannot be transferred effectively without the consents of third parties, to endeavor to obtain such consents promptly, and if any be unobtainable, to use their best efforts to provide Buyer with the benefits thereof in some other manner. Seller and Shareholder will cooperate and use their best efforts to have the present officers, directors and employees of Seller cooperate with Buyer on and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to Closing.

        SECTION 12.2 JOINT AND SEVERAL OBLIGATIONS. All representations, warranties and agreements of Seller or Shareholder under this Agreement, the Schedules and the transactions contemplated hereby shall be joint and several.

        SECTION 12.3 WAIVER. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

        SECTION 12.4 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

        SECTION 12.5 NOTICE. All notices or communications required or permitted under this Agreement shall be given in writing and served either by personal delivery, overnight courier or by deposit in the United States mail and sent by first class registered or certified mail, return receipt requested, postage prepaid:

               If the Seller and Shareholder:

               Don E. Henley
               2717 Hartlee Court
               Denton, TX 76208

               with a copy to:

               Leigh Hilton
               Hilton & Davidge, L.L.P.
               101 South Locust, Suite 707
               Denton, TX 76201

               If to Buyer:

               Mesa Processing, Inc.
               411 N. Sam Houston Parkway East
               Houston, TX 77060
               Attn: W. Gregory Orr

               with a copy to:

               Jared D. Nielsen, Esq.
               Krasny & Nielsen, L.L.P.
               440 Benmar
               Suite 2090
               Houston, TX 77060

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three days after deposit in the U.S. mail as provided above, or when actually received, if earlier. Either party may change the address for notices or communications to be given to it by written notice to the other party given as provided in this Section.

        SECTION 12.6 ENTIRE AGREEMENT. This Agreement, the Schedules hereto and the other agreements referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

        SECTION 12.7 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, legal representatives, successors and permitted assigns. Seller shall have no right to assign this Agreement or any of their respective rights hereunder. Buyer may assign this Agreement without consent by Seller; provided, however, that the assignee under such assignment shall agree to assume the obligations of the assignor under this Agreement. It is further understood and agreed that Buyer may be merged or consolidated with another entity and that any such entity shall automatically succeed to the rights, powers and duties of Buyer hereunder.

        SECTION 12.8 EXPENSES OF TRANSACTION. Seller shall pay all costs and expenses incurred by Seller or Shareholder in connection with this Agreement and the transactions contemplated hereby and thereby, including, without limitation, the fees and expenses of Seller's attorneys and accountants and will make all necessary arrangements so that the Assets will not be charged with or diminished by any such cost or expense. Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby and thereby, including without limitation, the fees and expenses of its attorneys and accountants.

        SECTION 12.9 BROKER'S COMMISSION. Seller and Shareholder represent and warrant to Buyer and Buyer represents and warrants to Seller and Shareholder that the warranting party has had no dealing with any dealer, broker or agent so as to entitle such dealer, broker or agent to a commission or fee in connection with the sale of the Assets to Buyer. If for any reason any commission or fee shall become due, the party dealing with such dealer, broker or agent shall pay such commission or fee and agrees to indemnify and save the other party harmless from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expense relating to such claim.

        SECTION 12.10 MODIFICATION; REMEDIES CUMULATIVE. This Agreement may not be changed, amended, terminated, augmented, rescinded or otherwise altered, in whole or in part, except by a writing executed by all of the parties hereto. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

        SECTION 12.11 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        SECTION 12.12 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                     BUYER:

                                     MESA PROCESSING, INC.

                                     By:/s/ C. ERIC WARDEN
                                     Name:  C. Eric Warden
                                     Title: Attorney-in-fact


                                     SELLER:

                                     RECLAMATION TECHNOLOGY
                                     MANAGEMENT, INC. d/b/a EFFLUENT
                                     TREATMENT SERVICES,
                                     INC.

                                     By:/s/ DON E. HENELY

                                     Name: DON E. HENELY
                                     Title: President
                                     EIN______________________________

                                     SHAREHOLDER:

                                     /s/ DON E. HENELY
                                         DON E. HENLEY
                                     SSN_____________________________